PSCHEDULE 14A
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                               LADISH CO., INC.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                      LADISH SENDS LETTER TO SHAREHOLDERS

                Says Grace Brothers Has Shown Their True Colors

          Urges Shareholders To Vote "FOR" Ladish's Director Nominees


Cudahy, WI, May 29, 2003 - Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today sent the following letter urging Ladish shareholders to vote "FOR" Ladish's director nominees on the WHITE proxy card and reject Grace Brothers' attempt to take over Ladish without providing any value to shareholders:

          May 29, 2003

          Dear Shareholder:

           Leading Voting Advisory Firm Recommends That Shareholders
              Vote the White Proxy Card "FOR" the Ladish Nominees

          With the Annual Meeting less than ten days away, we are pleased to inform you that Institutional Shareholder Services ("ISS"), the nation's leading independent voting advisor, recommends that its clients vote "FOR" Ladish's director nominees on the WHITE proxy card. ISS provides voting recommendations to hundreds of institutional investors, mutual funds and other fiduciaries. Your vote is important - please sign, date and return the enclosed WHITE proxy card today.

          We are extremely gratified that ISS has recognized that the best interests of shareholders are served by reelecting your company's nominees and rejecting Grace Brothers' attempt to take over Ladish without providing any value to shareholders. ISS confirms what we have been saying all along - as fiduciaries for all of our shareholders, we simply cannot transfer control of the Board to a single, large minority shareholder and get nothing for our shareholders in return.

                  Grace Brothers Has Shown Their True Colors

          You may recently have received a letter from Grace Brothers seeking the election of their handpicked nominees purportedly to increase the Board's independence. DON'T BE MISLED - Grace Brothers wants control, not independent Board members.

          We are committed to do what is right for our shareholders and we have tried to work cooperatively with Grace Brothers to respond to their concerns, resolve this proxy contest and avoid further disruption to our business. On a number of occasions we asked Grace Brothers to work with us to select additional mutually acceptable independent directors for the Ladish Board. However, Grace Brothers has refused to do so - insisting that the only resolution acceptable to them is control of the Board by their own hand-picked directors.

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          Your Board is committed to excellence in corporate governance and has always been open to input from the company's shareholders. In fact, Grace Brothers is already represented by two board members out of seven, which is proportionate to their 29% equity stake in the company.

          Grace Brothers' claim that one of your current directors, Mr. Robert Sullivan, has no relationship to them is simply false - it was Grace Brothers that appointed Mr. Sullivan to Ladish's Board over ten years ago. In addition, Ladish won a high overall corporate governance rating from ISS; the advisory firm determined that Ladish "outperformed 92.1% of the companies in the Russell 3000 and 87.9% of the companies in the Capital Goods group." It is clear to us that when Grace Brothers says they want a more "independent" Ladish Board, they mean independent from everyone but themselves.

               Grace Brothers' Interests May Be Different From Your Own

          You should know that Grace Brothers acquired the vast majority (74%) of their shares through the exercise of warrants at a price of $1.20 per share. Grace Brothers' relatively low basis in these shares may lead them to view potential transactions very differently than other shareholders.

          In contrast, your current Board of Directors is fully aware of its fiduciary duties and will continue to consider strategic opportunities for the benefit of all shareholders, not just Grace Brothers. Furthermore, we strongly believe that additional independent directors must be acceptable to the full Board and ultimately to all Ladish shareholders.

          Ask yourself: If Grace Brothers believes that their interests are aligned with yours, why have they objected to naming truly independent directors to the Ladish Board?

                    Grace Brothers Has No Plan For Your Company -
                   They Simply Want Control Without Paying a Penny

          Grace Brothers has asked you to elect their hand-picked nominees who have no plan for your company and, according to their own proxy materials, will implement one "only after they have had the chance work closely with management and to carefully study the company's business and prospects." (sic) Your Board believes it would be irresponsible to turn over control of the company to a slate of directors who, in the midst of these very challenging market conditions, require time to get up to speed. Moreover, Grace Brothers' proxy materials don't even indicate that they would or could do anything differently than your current Board, even after familiarizing themselves with your company.

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          We believe that Grace Brothers' claims to want to work with our management team to build shareholder value are simply talk. They have expressed privately their desire to remove your experienced management team and take control of your Board and your company. Given Grace Brothers' actions, it seems clear that this is nothing less than an attempt to take control of your company through a proxy contest without offering you anything for your shares. If Grace Brothers wants control of Ladish, then they should make a proposal to pay you for it.

                 Ladish's Board And Management Team Are Executing
                             On The Company's Strategy

          Every company in our industry is facing the challenge of the severe downturn in the aerospace and industrial markets. That's why Ladish is working hard to control costs, while positioning the company to capitalize on its opportunities when our industries rebound:

o Ladish has acted aggressively to control costs and align production to current marketplace realities. Ladish has successfully renegotiated healthcare contracts and, over the past year, reduced headcount by approximately 10%. These actions and operational cost improvement plans are expected to yield annual savings in excess of $8 million. The company has also significantly reduced capital expenditures, which were $1.1 million in the first quarter of 2003 compared to $5.1 million in the same period last year. Notably, Ladish has achieved these savings without compromising its reputation for superior customer service and industry leading engineering capabilities.

o Ladish has continued to win new long-term contracts. In addition to recently winning long-term contracts with General Electric, Rolls-Royce and Pratt & Whitney, Ladish's subsidiary, PCT, was recently awarded Preferred Supplier Certification at the Silver Level by the Boeing Company. This award recognizes Ladish's excellence in product performance, process control, and business processes and is a benchmark used by Boeing to make decisions on contract awards. It is clear that our customers have confidence in Ladish, its Board and its management.

o Ladish has pursued strategic acquisitions and investments that enhance operating margins, expand the company's product offering and better position it to be a prime supplier to its customers. In addition to providing a broader market presence, acquisitions such as Stowe, Adco and PCT have driven a number of cross-selling opportunities with customers such as United Technologies, Pratt & Whitney, and Rolls-Royce.

o Ladish has consistently outperformed its industry peer group based on total cumulative shareholder return. Grace Brothers' assertion that they don't understand the composition of this peer group makes no sense. This peer group has been included in Ladish's publicly filed documents, which were reviewed and signed by all our directors - including the two Grace Brothers designees.


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          With over 300 years of combined industry experience, Ladish's Board and management team have successfully led the company through several industry cycles and are doing so yet again. In stark contrast, Grace Brothers' director nominees have limited experience, no track record and no concrete strategy for enhancing the value of your investment in Ladish.

                                 THE STAKES ARE HIGH
                 PROTECT THE VALUE OF YOUR INVESTMENT AND THE FUTURE
                                   OF YOUR COMPANY

          Your vote is IMPORTANT. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed WHITE proxy card TODAY. We urge you not to sign any green proxy card you may receive from Grace Brothers, even as a protest vote against them.

          Thank you for your continued support.

                                         On behalf of your Board of Directors,
                                         /s/ Scott D. Roeper
                                         Scott D. Roeper
                                         Chairman, Independent Directors


The Ladish Board of Directors urges Ladish shareholders to vote "FOR" Ladish's director nominees on Ladish's WHITE proxy card and to discard Grace Brothers' green proxy card.

Ladish shareholders who have questions or need assistance voting their shares can call the company's proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers can call collect at (212) 750-5833.

The company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the company's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the company's Proxy Statement filed with the Securities and Exchange Commission on April 2, 2003. Shareholders are advised to read the company's Proxy Statement and other relevant documents when they become available, because they contain or will contain important information. Shareholders may obtain, free of charge, copies of the company's Proxy Statement and any other documents filed by the company with the SEC in connection with the 2003 Annual Meeting of Shareholders at the SEC's website at (http://www.sec.gov) or by contacting the company at the number listed below.


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Certain statements made in this press release and other written or oral statements made by or on behalf of the company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Among the factors that might impact the company's performance are market conditions and demand for the company's products; competition; interest rates and capital costs; technologies; continued impact upon the commercial aerospace industry from the September 11, 2001 terrorist attacks; raw material and energy prices; unstable governments and business conditions in emerging economies; taxes; and legal, regulatory and environmental issues. These and other important risk factors regarding the company are included under the caption "Forward Looking Statements" in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

Contacts:

Ladish Co., Inc.
Wayne E. Larsen
(414) 747-2935

Joele Frank, Wilkinson Brimmer Katcher
Judy Wilkinson/Barrett Godsey
(212) 355-4449